Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2020 relating to the financial statements of Phillips Edison & Company, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Phillips Edison & Company, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
August 13, 2020